EX99.28(d)(3)(v)

Amendment to
Investment Sub-Advisory Agreement between Curian Capital, LLC,
Wellington Management Company LLP, and Curian Series Trust

This Amendment is made by and between Curian Capital, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), Wellington Management Company LLP, a Delaware limited liability partnership and registered investment adviser ("Sub-Adviser"), and Curian Series Trust, a Massachusetts business trust ("Trust").

Whereas, the parties entered into an Investment Sub-Advisory Agreement dated as of July 1, 2011, effective September 2, 2011 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to a certain investment portfolio of the Trust as provided on Schedule A of the Agreement (the "Fund").

Whereas, the parties have agreed to amend the first paragraph in the Agreement in order to reflect a change in the corporate structure for the Sub-Adviser.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement by deleting the first paragraph in its entirety and replacing it with the following paragraph:

This Agreement is effective this 2nd day of September, 2011, by and between Curian Capital, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), Wellington Management Company LLP, a Delaware limited liability partnership and registered investment adviser ("Sub-Adviser") and Curian Series Trust, a Massachusetts business trust ("Trust").

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In Witness Whereof, the parties have caused this Amendment to be executed and effective as of January 1, 2015. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Curian Capital, LLC	Wellington Management Company LLP

By: /s/ Weston B. Wetherell	By: /s/ Robert P. Ball
Name: Weston B. Wetherell	Name: Robert P. Ball
Title: Senior Vice President and General Counsel	Title: Senior Vice President

Curian Series Trust

By: /s/ Angela R. Burke
Name: Angela R. Burke
Title:Assistant Secretary